Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Prospectus of Luxfer Holdings PLC (the “Prospectus”) incorporated by reference in the Registration Statement (Form S-8) dated October 10, 2012 pertaining to the Luxfer Holdings PLC Executive Share Option Plan, Luxfer Holdings PLC Long-Term Umbrella Incentive Plan, Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan, Luxfer Holdings PLC Executive Officer IPO Stock Option Grants and Luxfer Holdings PLC Non-Executive Director IPO Stock Option Grants (collectively, the “Plans”) of Luxfer Holdings PLC and to the incorporation by reference therein of our report dated March 27, 2012, with respect to the consolidated financial statements of Luxfer Holdings PLC.

/s/ Ernst & Young LLP

Manchester, England

October 10, 2012